EXHIBIT 21

HONEYWELL INTERNATIONAL INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Country or State of Incorporation	Percent Ownership

AlliedSignal Aerospace Service Corporation	Delaware	100%
COM DEV Ltd.	Canada	100%
Elster GmbH	Germany	100%
Elster s.r.o.	Slovakia	100%
Grimes Aerospace Company	Delaware	100%
Hand Held Products, Inc.	Delaware	100%
Honeywell Aerospace de México, S. de R.L. de C.V.	Mexico	100%
Honeywell Automation India Limited	India	75%
Honeywell Automotive Parts Services (Shanghai) Co., Ltd.	China	100%
Honeywell Aerospace Avionics Malaysia Sdn Bhd	Malaysia	100%
Honeywell Aerospace UK	United Kingdom	100%
Honeywell (China) Co., Ltd.	China	100%
Honeywell Co., Ltd.	Korea	100%
Honeywell Control Systems Limited	United Kingdom	100%
Honeywell Deutschland Holding GmbH	Germany	100%
Honeywell Electronic Materials, Inc.	Washington	100%
Honeywell Europe NV	Belgium	100%
Honeywell Finance LP	Delaware	100%
Honeywell Holdings Pty. Ltd.	Australia	100%
Honeywell International Sàrl	Switzerland	100%
Honeywell International Services SRL	Romania	100%
Honeywell Japan Inc.	Japan	100%
Honeywell Korea Ltd.	Korea	100%
Honeywell Limited	Australia	100%
Honeywell Limited / Honeywell Limitée	Canada	100%
Honeywell Safety Products USA, Inc.	Delaware	100%
Honeywell Specialty Chemicals Seelze GmbH	Germany	100%
Honeywell Technologies Sàrl	Switzerland	100%
Honeywell Technology Solutions Lab Pvt. Ltd.	India	100%
Honeywell UK Limited	United Kingdom	100%
Intelligrated Systems, LLC	Delaware	100%
Intermec Technologies Corporation	Washington	100%
Life Safety Distribution AG	Switzerland	100%
Novar ED&S Limited	United Kingdom	100%
UOP LLC	Delaware	100%
UOP Russell LLC	Delaware	100%
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